Exhibit 2.2

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (“Amendment”) is made this 4th day of December, 2012, by and between Dunmore Oil Company, Inc. and JoJo Oil Company, Inc. (individually and collectively, “Seller”), each a Pennsylvania corporation with an address of 1031 Reeves Street, Dunmore, PA 18512, on the one hand, and Lehigh Gas Partners LP as agent for and for the exclusive benefit of its permitted nominee, as provided in Section 14 below, or its permitted assigns (“Buyer”), a Delaware limited partnership with an address of 702 Hamilton Street, Suite 203, Allentown, PA 18101.

BACKGROUND

A.                                    Seller and Buyer are parties to that certain Asset Purchase Agreement dated November 30, 2012 (the “Agreement”) pursuant to which the Seller agreed to sell, and the Buyer agreed to purchase certain Properties and other Assets pursuant to the terms set forth therein.

B.                                    Seller and Buyer now desire to amend certain provisions of the Agreement as set forth more fully below.

C.                                    Capitalized terms used in this Amendment without definition shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Buyer and Seller, each intending to be legally bound hereby, agree as follows:

1.                                      Section 3(d) of the Agreement is hereby amended and restated as follows:

Inventory.  In addition to the Purchase Price, (i) Buyer shall cause LGO to pay to Seller within five (5) business days after Closing an amount for Seller’s motor fuel inventory located at the Properties as of Closing calculated as follows:  Seller’s Saleable motor fuel inventory to be priced at Seller’s cost on the day of Closing; and (ii) Buyer shall cause LGO to pay to Seller within ten (10) business days after Closing an amount for Seller’s Saleable convenience store and cigarette inventory located at the Properties as of Closing calculated as follows:  (x) Seller’s Saleable convenience store inventory (other than cigarettes) to be priced at 65% of Seller’s retail value; and (y) Seller’s Saleable cigarette inventory to be priced at Seller’s cost.  The Saleable motor fuel inventory shall be determined based upon a physical inventory of Seller’s motor fuel inventory taken by Seller as of the Closing (at which representatives of Seller and Buyer may be present) and the convenience store inventory (including cigarettes) shall be determined based upon a physical inventory taken as of the Closing by an outside inventory company selected by Seller and reasonably acceptable to Buyer, the cost of which shall by split equally between LGO and Seller.  The obligations of Seller and Buyer under this Section 3(d) shall survive Closing for a period of thirty (30) days.

2.                                      Section 7(f)(4) of the Agreement is hereby deleted in its entirety.

3.                                      Exhibit A attached hereto shall be attached to and incorporated into the Agreement as Exhibit A (the “Fee Properties”) and Exhibit B attached hereto shall be attached to and incorporated into the Agreement as Exhibit B (the “Leasehold Properties”).

4.                                      Miscellaneous. This Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous representations, agreements and understandings, whether written or oral.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.  Executed signature pages to this Amendment may be exchanged by facsimile transmission or electronic mail between the parties.  Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect.  If a conflict between this Amendment and the Agreement exists, the terms of this Amendment shall control.  The Background provisions set forth above are incorporated herein by reference.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto, being authorized to do so and intending to be legally bound hereby, have duly executed and entered into this Agreement as if under seal on the date first set forth above.

ATTEST:	Lehigh Gas Partners LP, a Delaware limited partnership

By: Lehigh Gas GP LLC, a Delaware limited liability company, its General Partner

/s/ David Hrinak	By:	/s/ Joseph V. Topper, Jr.
	Name:	Joseph V. Topper, Jr.
	Title:	Chief Executive Officer

ATTEST:	Dunmore Oil Company, Inc., a Pennsylvania corporation

/s/ David Nothdurft	By:	/s/ Joseph J. Gentile, Jr.
	Name:	Joseph J. Gentile, Jr.
	Title:	President

ATTEST:	JoJo Oil Company, Inc., a Pennsylvania corporation

/s/ David Nothdurft	By:	/s/ Joseph J. Gentile, Jr.
	Name:	Joseph J. Gentile, Jr.
	Title:	President